AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated ___________, 2004 to the October 1, 1999 Administrative Services Agreement by and between First Defined Portfolio Fund, LLC (the "Fund"), a Delaware limited liability company, and American Skandia Life Assurance Corporation ("American Skandia" or "the Administrator"), a stock life insurance company domiciled in Connecticut (the "Agreement").

1. First Trust Advisors L.P., a limited partnership organized under the laws of the State of Illinois and investment adviser to the Fund (the "Adviser") is hereby added as a party to the agreement.

2.      The fifth paragraph of the agreement is here by amended as follows:

"As compensation for the services rendered under this agreement:

(i) With respect to the assets in the First Trust Pharmaceutical Sector Portfolio, First Trust Financial Services Sector Portfolio, First Trust Energy Sector Portfolio and First Trust Technology Sector Portfolio that were invested in each such Portfolio through the Separate Account, the Fund shall pay to the Administrator a fee at an annual rate of 0.325% of such average daily net assets; and

(ii) With respect to the assets in the Dow Dart 10 Portfolio, Global Target 15 Portfolio, S&P Target 24 Portfolio, Value Line Target 25 Portfolio, NASDAQ Target 15 Portfolio, Target Managed VIP Portfolio, and the First Trust 10 Uncommon Values Portfolio that were invested in each such Portfolio through the Separate Account, the Fund shall pay to the Administrator a fee at an annual rate of 0.325% of such average daily net assets and the Adviser shall pay to the Administrator a fee at an annual rate of 0.075% of such average daily net assets; and

(iii) The Adviser shall pay to the Administrator an amount equal to all of the expenses incurred by the Administrator in connection with the addition of the Portfolios listed in (ii) above to the Contracts (described in Schedule A of the Participation Agreement) as reported by the Administrator to the Adviser. The Administrator shall notify the Adviser in writing of the amount of the total expenses so incurred on or about May 1, 2004 and the Adviser shall pay such amount promptly after it is so notified."


IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

First Defined Portfolio Fund, LLC,             First Trust Advisors L.P.
A Delaware limited liability company
                                               By____________________
By_________________________                    Its_____________________
Its__________________________


American Skandia Life Assurance Corporation,
A Connecticut stock life insurance company

By_________________________
Its_____________________